Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2019 relating to the 2018 and 2017 consolidated financial statements and financial statement schedule of Exterran Corporation and subsidiaries, appearing in the Annual Report on Form 10-K of Exterran Corporation for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

May 11, 2020